Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S 4 of International Shipping Enterprises, Inc. of our report dated April 19, 2005, relating to the financial statements of Navios Maritime Holdings Inc, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Piraeus, Greece

May 27, 2005